Exhibit 16.1

CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC	Todd D. Chisholm
Nephi J. Bierwolf
Certified Public Accountants	Troy F. Nilson
Phone (801) 292-8756 • Fax (801) 292-8809 • www.ebnmcpa.com	Douglas W. Morrill

September 3, 2009

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K/A dated September 3, 2009 of Jade Art Group, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to us.

Yours truly,

/s/ Chisholm, Bierwolf, Nilson & Morrill, LLC
Chisholm, Bierwolf, Nilson & Morrill, LLC

PCAOB Registered, Members of AICPA, CPCAF and UACPA
533 West 2600 South, Suite 25 • Bountiful, Utah 84010	12 South Main, Suite 208, Layton, Utah 84041